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                      WEST COAST ENTERTAINMENT CORPORATION

Exhibit 11.1 Statement Re: Computation of Pro Forma Per Share Income (Loss) (in thousands, except per share data)

PRO FORMA PER SHARE INCOME FOR THE YEAR ENDED JANUARY 31, 1996 AND THE THREE MONTHS ENDED APRIL 30, 1996 (UNAUDITED):

                                                                 Three Months
                                              Year Ended             ended
                                           January 31, 1996     April 30, 1996
                                           ----------------     --------------
Pro Forma net income                            $ 4,632             $ 1,487
                                                =======             =======

Pro Forma weighted average shares
  outstanding:                                   12,000              12,000

Additional shares deemed outstanding
  from the exercise of the Warrant and
  conversion of a portion of an
  outstanding convertible subordinated
  secured note:                                     213                 213

Additional shares deemed outstanding
  relating to the contingently issuable
  shares issuable in association with
  the Recent Acquisitions and Certain
  Formulaic Purchase Prices discussed
  on page 8 of the Prospectus                       109                 109
                                                -------             -------

Total pro forma weighted average shares
  outstanding                                    12,322              12,322
                                                =======             =======

Pro forma net income per share                    $0.38               $0.12
                                                =======             =======